Preliminary Pricing Supplement No. 14,957

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 17, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Buffered PLUS due April 1, 2031

Based on a Performance-Allocation Basket

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The Buffered PLUS (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document.

￭The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the underlier as a whole as of the observation date, each basket component will be allocated a weighting based on the relative performance of the basket components compared to each other.

￭Payment at maturity. At maturity, if the basket performance factor is positive, investors will receive the stated principal amount plus the leveraged upside payment. If the basket performance factor is zero or negative but has not declined by more than the buffer amount, investors will receive only the stated principal amount at maturity. If, however, the basket performance factor has decreased by more than the buffer amount, investors will lose 1% for every 1% decline in the value of the underlier beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity.

￭The securities are for investors who seek a return based on the allocated performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the upside leverage and buffer features, each of which applies to a limited range of performance of the underlier over the term of the securities. Investors in the securities must be willing to accept the risk of losing a significant portion of their initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	The underlier is an underlying basket consisting of the following basket components (each, a “basket index”):
	Basket component	Initial basket component level*
DAX® Index (the “DAX Index”)
IBEX 35 Index (the “IBEX Index”)
CAC 40® Index (the “CAC Index”)
*The initial basket component levels will be determined on the strike date.
Strike date:	March 27, 2026
Pricing date:	March 27, 2026
Original issue date:	April 1, 2026
Observation date:	March 27, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	April 1, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $961.80 per security, or within $55.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered PLUS Principal at Risk Securities

Terms continued from the previous page
Payment at maturity per security:

•If the basket performance factor is positive:

stated principal amount + leveraged upside payment

•If the basket performance factor is zero or negative but has not decreased by more than the buffer amount:

stated principal amount

•If the basket performance factor has decreased by more than the buffer amount:

stated principal amount × (basket performance factor + buffer amount)

Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount, subject to the minimum payment at maturity.

Basket performance factor:	The sum of the basket component performance factors, as determined on the observation date
Leveraged upside payment:	stated principal amount × leverage factor × basket performance factor
Buffer amount:	20%
Basket component performance factor:	With respect to each basket component, [(final basket component level – initial basket component level) / initial basket component level] × weighting
Final basket component level:	With respect to each basket component, the basket component closing level on the observation date
Weighting:

Based on the relative performance of the basket components compared to each other, as measured on the observation date, the weighting of each basket component will be determined by the calculation agent as follows: The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

Leverage factor:	111.60%
Minimum payment at maturity:	20% of the stated principal amount
Basket component closing level:	“Basket component closing level” has the meaning set forth under “General Terms of the Securities—Some Definitions” in the accompanying product supplement.
CUSIP:	61781ETY2
ISIN:	US61781ETY22
Listing:	The securities will not be listed on any securities exchange.

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Buffered PLUS Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Buffered PLUS Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity. The following examples are for illustrative purposes only. The payment at maturity will be determined by reference to the basket performance factor on the observation date. The actual initial basket component level for each basket component will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial basket component level:	With respect to the DAX Index, 100.00* With respect to the IBEX Index, 100.00* With respect to the CAC Index, 100.00*
Leverage factor:	111.60%
Buffer amount:	20%

*The hypothetical initial basket component level of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial basket component level of any basket component. Please see “Historical Information” below for historical data regarding the actual basket component closing levels of the basket components.

How to calculate the payment at maturity:

Example 1: The basket performance factor is positive.

Basket Component	Hypothetical Final Basket Component Level	Hypothetical Percentage Change	Weighting	Hypothetical Basket Component Performance Factor
DAX Index	210	110% (best performance)	50%	55%
IBEX Index	90	–10% (worst performance)	20%	–2.00%
CAC Index	130	30% (second-best performance)	30%	9.00%

Hypothetical basket performance factor	= {[(210 – 100) / 100] × 50%} + {[(90 – 100) / 100] × 20%} + {[(130 – 100) / 100] × 30%}
= 55% + (–2.00%) + 9.00%
= 62%
Payment at maturity per security	= $1,000 + ($1,000 × 111.60% × 62%)
= $1,691.92

In example #1, the basket performance factor is positive. Therefore, investors receive the stated principal amount plus the product of (i) $1,000, (ii) the leverage factor and (iii) the basket performance factor.

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Buffered PLUS Principal at Risk Securities

Example 2: The basket performance factor is zero or negative but has not decreased by more than the buffer amount.

Basket Component	Hypothetical Final Basket Component Level	Hypothetical Percentage Change	Weighting	Hypothetical Basket Component Performance Factor
DAX Index	70	–30% (worst performance)	20%	–6.00%
IBEX Index	75	–25% (second-best performance)	30%	–7.50%
CAC Index	110	10% (best performance)	50%	5%

Hypothetical basket performance factor	= {[(70 – 100) / 100] × 20%} + {[(75 – 100) / 100] × 30%} + {[(110 – 100) / 100] × 50%}
= –6.00% + (–7.50%) + 5%
= –8.50%
Payment at maturity per security	= $1,000

In example #2, the basket performance factor is zero or negative but has not decreased by more than the buffer amount. Therefore, investors receive the stated principal amount.

Example 3: The basket performance factor has decreased by more the buffer amount.

Basket Component	Hypothetical Final Basket Component Level	Hypothetical Percentage Change	Weighting	Hypothetical Basket Component Performance Factor
DAX Index	5	–95% (worst performance)	20%	–19.00%
IBEX Index	89.50	-10.50% (best performance)	50%	-5.25%
CAC Index	10	–90% (second-best performance)	30%	–27.00%

Hypothetical basket performance factor	= {[(5 – 100) / 100] × 20%} + {[(89.50 – 100) / 100] × 50%} + {[(10 – 100) / 100] × 30%}
= –19.00% + (-5.25%) + (–27.00%)
= –51.25%
Payment at maturity per security	= $1,000 + $1,000 × (–51.25% + 20%)
= $687.50

In example #3, the basket performance factor has decreased by more than the buffer amount. Therefore, investors receive an amount that is less, and may be significantly less, than the stated principal amount, based on a 1% loss of principal for each 1% decline in the value of the underlier beyond the buffer amount.

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Buffered PLUS Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide for only the minimum payment at maturity and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they provide for only the minimum payment at maturity and do not pay interest. If the basket performance factor has decreased by more than the buffer amount, the payout at maturity will be an amount in cash that is less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the value of the underlier over the term of the securities beyond the buffer amount. You could lose a significant portion of your initial investment in the securities.

￭The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date. The basket performance factor will be based on the basket component closing levels of the basket components on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if some or all of the basket components appreciate prior to the observation date but then drop by the observation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlier prior to such drop. Although the basket component closing levels of the basket components on the stated maturity date or at other times during the term of the securities may be higher than the respective final basket component levels, the payment at maturity will be based solely on the basket component closing levels of the basket components on the observation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the basket components at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

othe relative performance of each basket component;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equity markets generally;

othe availability of comparable instruments;

othe composition of each basket index and changes in the component securities of each basket index;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the basket performance factor is at, below or not sufficiently above the buffer amount, or if market interest rates rise.

You can review the historical basket component closing levels of the basket components in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the basket performance factor will be greater than or equal to the buffer amount so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a

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bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the basket components.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

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Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

oAdjustments to a basket index could adversely affect the value of the securities.

oSecurities linked to certain underliers are subject to currency exchange risk.

￭Changes in the value of one or more of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the basket performance factor, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket components. You cannot predict the future performance of a basket component or of the underlying basket as a whole, or whether an increase in the value of a basket component will be offset by a decrease in the value of one or more of the other basket components, based on the historical performance of the basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance factor can still be negative if the value of one or more of the basket components declines over the term of the securities.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

DAX® Index Overview

Bloomberg Ticker Symbol: DAX
The DAX® Index consists of the 40 largest companies in terms of market capitalisation on the Regulated Market of FWB® Frankfurt Stock Exchange that fulfil certain minimum quality and profitability requirements. The underlying index publisher with respect to the DAX® Index is STOXX® Limited, or any successor thereof. The DAX® Index was first published on July 1, 1988 with a base value of 1,000 as of December 30, 1987. The DAX® Index is calculated as a gross return index on the basis of full dividend reinvestment, thus fully reflecting the actual performance of an investment in the index portfolio. For additional information about the DAX® Index, see “Annex A — the DAX® Index” below.

The basket component closing level of the DAX Index on March 16, 2026 was 23,564.01. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

DAX Index Daily Basket Component Closing Levels January 1, 2021 to March 16, 2026

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IBEX 35® Index Overview

Bloomberg Ticker Symbol: IBEX

The IBEX 35® index is a price return index composed of the 35 most liquid securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges. The IBEX Index is Euro-denominated and calculated in real-time within the European time zone. The basket index publisher with respect to the IBEX 35® Index is Bolsas y Mercados Españoles, or any successor thereof. The IBEX 35® Index was launched on January 14, 1992, with performance history available back to December 29, 1989, at a base value of 3,000 points. additional information about the IBEX 35® index, see the information set forth under “Annex B — IBEX 35® index” below.

The basket component closing level of the IBEX Index on March 16, 2026 was 17,089.40. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

IBEX Index Daily Basket Component Closing Levels January 1, 2021 to March 16, 2026

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CAC 40® Index Overview

Bloomberg Ticker Symbol: CAC

The CAC 40® Index is a free float market capitalization weighted index that reflects the performance of the 40 largest and most actively traded shares listed on Euronext Paris. The basket index publisher with respect to the CAC 40 is Euronext N.V., or any successor thereof. The CAC 40® Index was first introduced on December 31, 1987 with a base value of 1,000. For additional information about the CAC 40® Index, see the information set forth under “Annex C — CAC 40® index” below.

The basket component closing level of the CAC Index on March 16, 2026 was 7,935.97. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

CAC Index Daily Basket Component Closing Levels January 1, 2021 to March 16, 2026

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Buffered PLUS:	The accompanying product supplement refers to these Buffered PLUS as the “securities.”
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other

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affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement or in the prospectus. Each of the product supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A—The DAX® Index

All information contained in this document regarding the DAX® Index (the “DAX”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX® Limited. The DAX is calculated, maintained and published by STOXX® Limited. STOXX® Limited has no obligation to continue to publish, and may discontinue publication of, the DAX.

The DAX is reported by Bloomberg L.P. under the ticker symbol “DAX.”

The DAX® Index is a free float market capitalization-weighted index that tracks the 40 largest companies measured in terms of their market capitalization listed on the FWB® Frankfurt Stock Exchange’s (the “FSE”) Regulated Market and which meet certain minimum quality and profitability requirements. The weight of any single component in the DAX® Index is capped at 15% of the DAX® Index capitalization, measured quarterly. From December 2020 through March 2024, the DAX® Index made a series of significant changes to its methodology, including expanding the number of constituents from 30 to 40 and modifying its selection and qualification rules.

The DAX® Index is calculated as a gross return index on the basis of full dividend reinvestment, thus fully reflecting the actual performance of an investment in the index portfolio.

DAX Investable Universe

The DAX investable universe comprises all common stocks and equities with similar characteristics listed on the FSE that provide real-time and historical component and currency pricing.

●Basic Criteria

To be eligible for inclusion or to remain in the DAX, a set of basic criteria has to be met, including:

●having an existing listing on the FSE’s Regulated Market;

trading continuously on Deutsche Börse AG’s electronic trading system, Xetra®;

●having a minimum free float of 10%;

●in the case of foreign companies, having a registered office in the European Union (“EU”)/European Free Trade Association (“EFTA”) or a principal place of business in Germany;

publishing an audited annual financial report prepared in accordance with the German Securities Trading Act (“Wertpapierhandelsgesetz” — “WpHG”). The report must normally be made publicly accessible within 90 days of the end of the reporting period; however, an additional grace period permits publication within four months of the end of the reporting period. In the case of issuers whose registered office is in a member state of the EU or the EFTA, the report must be in accordance with the national law of the state in which the company is registered. In the case of issuers whose registered office is in a third country, the report must be in accordance the German Commercial Code, subject to certain exemptions;

publishing a half-yearly financial report (for the first six months of the fiscal year) prepared in accordance with the requirements of the WpHG. The report must normally be made publicly accessible within 45 days of the end of the reporting period; however, an additional grace period permits publication within three months of the end of the reporting period.

publishing a quarterly statement or quarterly financial report for the first and third quarters of the fiscal year. The quarterly statement or quarterly financial report must meet the follow-up obligations for the Regulated Market’s Prime Standard regarding the content of the report, the period covered and the format. Publication shall normally be made within 45 days of the end of the reporting period; however, an additional grace period permits publication within 75 days of the end of the reporting period;

not departing from recommendations C.10 (solely as regards its applicability to the Chair of the Audit Committee), D.8 and D.9 of the German Corporate Governance Code;

for companies that are newly listed on the FSE’s Regulated Market and that have not issued a mandatory annual Declaration of Compliance at the time of listing are deemed to meet the criterion provided that the company’s management board (”Vorstand”) and supervisory board (“Aufsichtsrat”), publishing a statement on the company’s website confirming that the company does not depart from the recommendations above. Foreign companies that are not required to publish a Declaration of Compliance with the German Corporate Governance Code are deemed to meet the criterion provided that they have published on their website a statement confirming that they do not depart from the recommendations above, as these apply to their legal form and jurisdiction; and

●meeting minimum liquidity on the FSE:

Initial eligibility: To qualify for ranking, stocks that are not an index component at the review cutoff date must have a minimum order book volume over the last 12 months of EUR 1bn, or a turnover rate of 20%. Stocks that do not meet this criterion will not be ranked.

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Continued eligibility: To qualify for continued membership in the DAX, stocks that are index components at the review cutoff date must have a minimum order book volume over the last 12 months of at least EUR 0.8bn, or a turnover rate of 10%. Stocks that do not met this criterion will not be ranked until they meet the initial eligibility requirement again.

Breaches of the Basic Criteria

Companies no longer meeting the basic criteria necessary in order to remain in the DAX are removed from the DAX, where the type of basic criteria the company is breaching determines the timing of the removal.

A breach of one of the following basic criteria leads to an exclusion from the DAX with two days’ notice from the date that STOXX® Limited becomes aware of the breach:

●minimum free float;

●listing on Regulated Market of FSE;

●continuous trading;

●timely publication of the audited annual financial report;

●timely publication of the half-yearly financial report; or

●timely publication of the quarterly statement or quarterly financial report.

A breach of the timely reporting requirement is deemed to exist if a company fails to publish the required financial reports by the end of the additional grace period:

●In the case of the annual financial report, within four months of the end of the relevant reporting period;

●In the case of the annual financial report for companies newly admitted to the Regulated Market of Frankfurt Stock Exchange, within five months of the end of the relevant reporting period;

●In the case of the half-yearly financial report, within three months of the end of the relevant reporting period; and

●In the case of the quarterly statement or quarterly financial report, within 75 days of the end of the relevant reporting period

The subsequent withdrawal of the required financial reports or statements, or of the audit opinion where required, after the periods above is deemed to be the equivalent of a breach of the timely reporting requirement. The standard notice period of two trading days for all of the breaches above will be extended if necessary so as to ensure that the effective date does not conflict with the monthly selection list cutoff date and publication dates, or with the review implementation process.

Compliance with the basic criteria of adherence to the required recommendations of German Corporate Governance Code or minimum liquidity is monitored on a monthly basis as part of the selection list creation process. A breach of these criteria will leave the respective company without a rank on the relevant monthly selection list and until next index review. The company will then be removed from the DAX during the index review process.

Stocks of companies that are in breach of the financial reporting criteria will remain ranked on the current selection list until the end of the month in question, but the companies will not be eligible for index membership. If a company that has been excluded from the DAX subsequently meets the financial reporting requirements, its stock can again be ranked on the next selection list if it meets the necessary criteria.

●Index Review

The DAX is reviewed on a regular basis to reflect the latest developments on the stock markets, and hence to ensure a transparent and up-to-date index basket. This review implementation process (also known as “rebalancing”) is performed quarterly after the close on every third Friday in March, June, September and December, and the changes take effect as of the next trading day. If the implementation date falls on a non-trading day, it is brought forward by one trading day.

Changes to index components are announced after 10:00 p.m. CET on the third trading day of the review month.

●Selection List

STOXX® Limited creates and publishes the selection list for the DAX on a monthly basis. The reporting date for collecting data (the selection list cutoff date) is the last trading day of the month for which the selection list is being created. Selection lists are created by noting the parameters relevant for allocating ranks (i.e., the number of shares, the free-float factor and the volume-weighted average price (“VWAP”)) at the selection list cutoff date and then determining the free-float market capitalization for each company. Share classes that meet the basic criteria set out above are ranked by free-float market capitalization. Share classes that do not meet the basic criteria set out above are also included in the selection list but are not ranked. Compliance with the basic criteria is also assessed as of the cutoff date. Selection lists are published after 10:00 p.m. CET on the third trading day of a month.

An adjusted volume-weighted average price over 20 trading days (“20-trading day adjusted VWAP”) is used to calculate the free-float market capitalization. This is calculated for each share class as the average of the daily VWAPs, which are based on Xetra® prices, for

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the last 20 trading days, and is adjusted for corporate actions. The 20-trading day adjusted VWAP on the last trading day of a month is used to generate the selection list.

All of the share classes listed on the FSE’s Regulated Market segment are included in the selection list for the DAX. Companies that were initially listed on the FSE also must have been listed on the Regulated Market or Scale for a minimum of 30 trading days.

Each ISIN under which shares in a company are traded is considered to be a separate class for this purpose. If a company has several share classes, only the largest share class (measured by free-float market capitalization) is ranked.

To be considered eligible for inclusion in the DAX, companies that are not already index components when the selection list is compiled must meet an additional profitability requirement of having positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the two most recent fiscal years as calculated by Refinitiv. If a company would be eligible for inclusion in the DAX based on its free-float market capitalization rank but does not meet the EBITDA criterion, the next-ranked company in the selection list that meets the EBITDA criterion will be considered for inclusion.

●Exclusion from Ranking

●Companies that do not meet the necessary liquidity criteria for initial or continued eligibility are not ranked.

●Companies for which the FSE has published a decision to revoke their admission under the Stock Exchange Rules are not ranked.

Any security that has been deleted due to mergers or takeovers in the last 6 months as of the cut-off date is not ranked.

●Companies for which an insolvency event has occurred are not ranked. An insolvency event shall be deemed to have occurred if STOXX® Limited has been informed by the constituent, a national competent authority or a court in writing or via a public announcement (other than by entry in a register) that:

a.Insolvency proceedings (any applicable insolvency, bankruptcy, dissolution, liquidation or winding-up proceedings, or similar proceedings in relation to the assets of a DAX constituent) have been filed or will be filed against the constituent’s assets; or

b.Insolvency proceedings have been opened in relation to the constituent; or

c.The constituent is seeking or has become subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or

d.Insolvency proceedings have been rejected due to insufficient assets; or

e.The constituent is in liquidation as a result of insolvency proceedings, a shareholders’ resolution or otherwise.

STOXX® Limited reserves the right to exclude certain companies from being ranked in the selection list (i) to ensure that the composition of the DAX reflects the market and/or economic reality that the DAX aims to represent and (ii) to avoid application of the rules leading to misrepresentations in unforeseeable circumstances.

●Component Selection

The composition of the DAX is reviewed on a quarterly basis to reflect Fast Exit and Fast Entry rules, and semi-annually to reflect Regular Exit and Regular Entry rules (see “Overview of rules” below). Decisions regarding changes to the composition of the DAX are published after 10:00 p.m. CET on the third trading day in March, June, September and December; publication is by way of a press release and online at Index Updates – STOXX (stoxx.com).

Overview of rules

FF MCap: free float market capitalization

	Candidate rank FF MCap	Alternate candidate rank FF MCap	March	June	September	December
Fast Exit	60	-	X	X	X	X
Fast Entry	33	-	X	X	X	X
Regular Exit	53	47	X		X
Regular Entry	40	47	X		X

The selection of companies in the DAX is is based on free float market capitalisation. The currently valid selection list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

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1. Fast Exit: A company in the DAX is replaced if its free-float market capitalization ranks lower than the candidate rank (see the “Overview of rules” table), e.g., if its free-float market capitalization ranks worse than 60th in the DAX rankings. It is replaced by the highest-ranked company that is not a component of the DAX.

2. Fast Entry: A company is included in the DAX if it ranks the same as or better than the candidate rank in terms of its free-float market capitalization, e.g., if it ranks better than or equal to 33rd for the free-float market capitalization criterion in the DAX rankings. The lowest-ranked company in the DAX is removed from the DAX.

3. Regular Exit: A company in the DAX will be replaced if it ranks lower than the candidate rank of 53rd in terms of its free-float market capitalization. It will be replaced by the highest-ranked company that (i) satisfies the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX rankings and (ii) is not a component of the DAX. However, no change will be made if no company fulfils the alternate candidate rank requirement.

4. Regular Entry: A company will be included in the DAX if it ranks the same as or better than the candidate rank in terms of its free-float market capitalization (e.g., if it ranks better than or equal to 40th for free-float market capitalization in the DAX rankings). The lowest-ranked company in the DAX that is ranked lower than the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX is excluded. However, no change will be made if no company fulfills the alternate candidate rank requirement.

STOXX® Limited. may deviate from rules 1–4 mentioned above. STOXX® Limited may deviate from Rules 1–4 above in exceptional cases such as takeovers announced at short notice or significant changes in the free float.

Index Calculation

The DAX is calculated using the Laspeyres formula, which measures price changes against a fixed base quantity weight.

The formula for calculating the DAX value can be expressed as follows:

DAX® Index	=	Free Float Market Capitalization of the DAX® Index
Divisor

The “free float market capitalization of the DAX® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the DAX is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

DAX® Index Divisor – Corporate Action and Index Reviews.

The DAX’s divisor is adjusted to maintain the continuity of the index’s values across changes due to corporate actions and index reviews. Changes in weights due to corporate actions are distributed proportionally across all index components. The divisor is calculated by starting with the previous divisor in effect for the DAX (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the DAX, plus or minus the difference between the closing market capitalization of the DAX and the adjusted closing market capitalization of the DAX, and the denominator of which is the previous free float market capitalization of the DAX. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a relevant corporate action as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. STOXX® Limited will correct calculation errors without delay on the dissemination days on which they occur, provided that it becomes aware of such errors before 3:30 p.m. CET on the day in question, and that this is technically and operationally feasible. STOXX® Limited will not change an index’s intraday composition. If STOXX® Limited becomes aware of a calculation error at or after 3:30 p.m. CET, it will aim to correct it as of the end of the next dissemination day; this also includes corrections to DAX constituents.

Corporate Actions

STOXX® Limited adjusts the divisor for the DAX to maintain the continuity of the DAX® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1)	Cash Dividends	Divisor: decreases
New adjusted price = closing price on the day before the ex- date – dividend announced by the company
(2)	Special Cash Dividends	Divisor: decreases

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New adjusted price = closing price on the day before the ex- date – dividend announced by the company
(3)	Splits and Reverse Splits	Divisor: unchanged
New adjusted price = closing price on the day before the ex- date * A / B New adjusted number of shares = number of shares on the day before the ex-date * B / A
(4)	Rights Offerings	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the exdate (out-of-the-money), then no adjustment is made. If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

●The rights will be included into the DAX with a theoretical price on the ex-date with the same parameters as the parent company.

●The rights will be removed at the close of the day they start to trade based on its closing price.

●If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

●The rights will be included into the DAX with a theoretical price on the ex-date with the same parameters as the parent company.

●The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.

●If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(5)	Stock Dividends	Divisor: unchanged
New adjusted price = closing price on the day before the ex- date * A / (A + B) New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A
(6)	Stock Dividends from Treasury Stock	Divisor: decreases
New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)
(7)	Stock Dividends from Redeemable Shares	Divisor: decreases

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

●A separated share line with a fixed price

●Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

(8)	Stock Dividends from Another Company	Divisor: decreases
New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A
(9)	Returns of Capital and Share Consolidations	Divisor: decreases

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

(10)	Repurchase of Shares / Self-Tenders	Divisor: decreases

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

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(11)	Spin-Offs	Divisor: unchanged on ex-date

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B / A

(12)	Combination of Stock Distribution (Dividend or split) and Rights Offerings

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

	If rights are applicable after stock distribution (one action applicable to another):	Divisor: increases

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

	If stock distribution is applicable after rights (one action applicable to another)	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

	Stock distribution and rights (neither action is applicable to the other)	Divisor: increases

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

(13)	Addition/Deletion of Companies

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the DAX increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(14)	Free Float and Share Changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the total market capitalization of the DAX increases (decreases), then the divisor increases (decreases). If there is no change, then the divisor remains unchanged.

●Free Float

Free float refers to the freely tradeable shares of a company that are not held in fixed ownership. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float.

1.Free float does not include shares held by:

a.Asset managers and trust companies;

b.Funds and pension funds; and

c.German or foreign investment companies (excluding insurance companies) as part of their special fund assets,

in each case as identified using the register of companies maintained by the competent financial supervisory authority, provided that the shares are held as part of short-term investment strategies and the size of the shareholding does not exceed 25% of the company’s total number of shares. This does not apply to shareholdings held by venture capital companies, government funds or their financial agencies, or supranational funds. In this context, shares for which the acquirer has, at the time of purchase, clearly and publicly stated that strategic goals are being pursued, and that the intention is to influence the company’s policies and ongoing business in the long term, are not deemed to be short-term investments in this context. In addition, shares acquired via a public purchase offer are not deemed to be short-term investments.

2.In the case of an ongoing takeover, the absolute number of shares held by the acquirer is taken from the companies’ publications of the results of the tender offer pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz — WpÜG). The free float is then calculated as a proportion of the total number of shares in the target company.

Shares that are controlled by acquiring companies via derivatives are also included when determining the free float. The derivatives must be both subject to registration and actually registered in line with the provisions of the WpHG and WpÜG.

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The criteria set out in numbers 1 and 2 above are also applied in full to classes of shares that are subject to restrictions of ownership. When determining the free float as described above, each ISIN under which shares are traded is deemed to be a separate share class.

The free-float factors and the outstanding number of shares are reviewed quarterly on the basis of the most recent available data. The final data is published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. If STOXX® Limited determines and publishes a company’s free float as part of a quarterly review, the free-float factor will not be changed or corrected until the next review implementation date unless it is affected by a corporate action, as discussed above, prior to the next review date.

Extraordinary adjustments may be made prior to the next quarterly review to reflect changes to the number of shares and/or free-float factors due to corporate actions. The timing depends on the magnitude of the change:

●Changes to the number of shares due to stock dividends, splits, rights issues, etc. are implemented immediately and take effect on the next trading day.

●Changes of more than ± 10% in the total number of shares from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●Free-float factor changes in excess of ± 5 percentage points from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●Changes to the combined free-float-adjusted number of shares in excess of ± 10% from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.

●All other applicable changes are announced on the next quarterly underlying data announcement date, are implemented on the quarterly implementation date and take effect on the next trading day after implementation.

●Market Capitalization and Free-Float Market Capitalization

Market capitalization for a company’s share class is defined as the product of the number of shares in a company’s share class times the price of that share class.

Free-float market capitalization is equal to the product of the free-float factor times the full market capitalization.

●Weighting Cap Factors

Components of the DAX are capped at a maximum weight of 15% on a quarterly basis. Weighting cap factors are used to achieve diversification, and avoid a single component dominating the DAX. Group entity capping and intra-quarter capping also apply to the DAX.

●Group Entity Capping

A group entity is a group of companies that are related to each other, based on the definition and calculation from LSEG Quantitative Analytics Database (Field: UltimateParentOrgPermID). If two or more securities within the same index share the same LSEG Quantitative Analytics Database Ultimate Parent ID, then they are considered a group entity for weighting cap factor purposes.

STOXX® Limited will publish a list of identified group entities of the underlying universe on the 1st trading day of the review month (March, June, September and December) at 10:00 p.m. CET. It will be based on the underlying universe for the upcoming quarterly index review.

The list will be published containing security name, identifier and flag indicating group entity. First, single component weighting cap factors are calculated by carrying out single component capping as per the component cap limit of the index in question. After the application of single component capping, it is checked whether a group entity, based on the aforementioned list, has a combined index weight above 30% as largest constituent, or 15%, if not the largest. In that case, the group entity will be capped to 30% or 15% weight respectively by applying the same group entity weighting cap factor to all securities comprising that group. Excess weight is redistributed to the remaining group entities on a pro-rata basis, up to a maximum of 15% index weight per security. To calculate the final weighting cap factors, the weighting cap factors resulting from the group entity capping are multiplied with the single component weighting cap factors.

Intra-Quarter Capping

Intra-quarter capping will be triggered if the weight of a component exceeds 20% based on closing prices on a given trading day. Should one component exceed this threshold, the component’s weight will be capped extraordinarily to 15%. Any other component exceeding 15% index weight will subsequently be capped to 15%, until no component exceeds 15% index weight.

The timetable for the process is as follows:

●Date t: Weight exceeds 20% at the close of market

●Date t+1: Announcement of the new weighting cap factors after close of market

●Date t+3: Implementation of the new weighting cap factors after close of market

●Date t+4: Effective date

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Violations of the 20% threshold between dates t+1 and t+3 do not trigger another capping.

●Adjusted Volume-Weighted Average Price

The volume-weighted average price (VWAP) is defined as the sum of the product of execution price and volume of each trade for a stock during the calculation period, divided by the total trading volume of that stock during the calculation period.

The VWAP is adjusted for corporate actions that occur during the calculation period. The adjusted VWAP is calculated as follows:

with

and

Where:

afi,t	= adjustment factor for stock (i) at time (t)
ci,t	= correction factor for stock (i) at time (t)
ci,t-1	= correction factor for stock (i) on the previous day (t-1). This is set to 1 at the start of the calculation period (usually 20 trading days before the review cutoff date).
ci,t-1=c	= correction factor for stock (i) at the selection list cutoff (t=c)
pi,t-1	= close price for stock (i) on the previous day (t-1)
P(adj)i,t-1	= adjusted close price for stock (i) on the previous day (t-1)

Turnover Rate

A turnover rate is calculated for each stock on the selection list. It is determined as the ratio of the 12-month order book volume to the free-float market capitalization.

Order Book Volume

The order book volume is the total turnover recorded on Xetra® and the FSE for a company’s various share classes. If the daily order book volumes for a company are not available for the whole 12-month period because it only started trading, or its initial listing on a segment governed by one of the transparency standards only took place, at a later date, the order book volumes for the first 20 trading days are ignored and the remaining data is extrapolated linearly over the 12 months. However, this procedure is only applicable to companies that have been traded for at least 30 days as of the reporting date, and if at least ten days’ worth of order book volumes can be used for extrapolation.

If a company has changed its trading segment (Scale, General Standard or Prime Standard), the order book volume from the previous segment is used as of the selection list cutoff date following the segment change, provided that the company has a total trading history of more than 30 days.

Ongoing Maintenance

•Replacements: Deleted companies are replaced by the highest-ranked stock from the most recent selection list that is not included in the DAX.

•Ad hoc exit: A company that is in breach of the basic criteria is removed from the DAX as described in “Breaches of Basic Criteria” above.

•Ad hoc entry: Not applicable.

•Spin-offs: Spin-off stocks are deleted at the close of the day on which they start trading.

Advisory Board

The Advisory Board for Equity Indices (“Arbeitskreis Aktienindizes”) (the “Advisory Board”) provides advice on topics related to indices administered by STOXX® Limited. It is an advisory body consisting of employees appointed by STOXX® Limited and representatives of other national and international financial institutions. The Advisory Board usually meets bi-annually in March and September, though extraordinary meetings may also be convened.

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The securities are not sponsored, endorsed, sold or promoted by STOXX® Limited. STOXX® Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The DAX® Index is determined, composed and calculated by STOXX® Limited without regard to Morgan Stanley or the securities. STOXX® Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the DAX® Index. STOXX® Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX® Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX® LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DAX® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX® LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX® LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DAX® INDEX OR ANY DATA INCLUDED THEREIN. STOXX® LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DAX® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX® LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“DAX® Index” and “STOXX®” are registered trademarks of STOXX® Limited. The securities are not sponsored, endorsed, sold or promoted by STOXX® Limited, and STOXX® Limited makes no representation regarding the advisability of investing in the securities.

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Annex B — The IBEX 35® Index

All information contained in this pricing supplement regarding the IBEX 35® Index (the “IBEX Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Bolsas y Mercados Españoles. The IBEX Index was developed by Sociedad de Bolsas and is maintained, calculated, published and disseminated in real time by Bolsas y Mercados Españoles (“BME”). Sociedad de Bolsas has no obligation to continue to publish, and may discontinue the publication of, the IBEX Index.

The IBEX Index is reported by Bloomberg L.P. under the ticker symbol “IBEX.”

The IBEX Index is composed of the 35 most liquid securities listed Stock Exchange Interconnection System of the four Spanish Stock Exchanges. The IBEX Index had a base value of 3,000 at the close of trading on December 29, 1989. The IBEX Index is a price return index, meaning that dividends paid on the constituent securities are not included in the calculation of the index.

Composition of the IBEX Index

The IBEX Index is composed of the 35 securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges that were most liquid during the applicable control period. The control period for the securities included in the IBEX Index will be, for ordinary and follow-up reviews, the six-month interval prior to the date of the review. With respect to extraordinary reviews, the control period will be that decided by the Technical Advisory Committee at that time.

The Technical Advisory Committee will take into account the following liquidity factors:

the trading volume in European Union euros in the order-driven market (the Spanish Stock Exchange Interconnection System market segment of the Joint Stock Exchange System known as the Main Trading Market);

the quality of that trading volume, considering (a) trading volume during the control period that is the result of transactions involving a change in the stable shareholding structure of the company, was traded by the same market member in a small number of transactions, or traded during a time period regarded by the Indexes Management Secretariat within the Sociedad de Bolsas (the “Manager”) as not representative or suffers such a decline as to cause the Manager to consider that the stock’s liquidity has been seriously affected; (b) the characteristics and amount of the transactions made in the market; (c) the statistics for the trading volume and characteristics of the trading; and (d) the quality of bid-ask spreads, turnover and other liquidity measures applied at the discretion of the Technical Advisory Committee; and

suspension of quotation or trading during a time period considered significant by the Technical Advisory Committee.

The Technical Advisory Committee will also take into account whether the security is sufficiently stable, bearing in mind the use of the IBEX Index as the underlying index for derivatives trading, as well as an efficient replication of the same.

In addition, for a stock to be included in the IBEX Index, its average capitalization in the IBEX Index must be greater than 0.30% of the average index capitalization during the control period. For this reason, the average capitalization of the stock computable in the IBEX Index will be understood to be the arithmetic mean, adjusted by the corresponding free float factor according to the free float band, resulting from multiplying the number of shares of the securities admitted for listing in each one of the trading sessions of the control period by the closing price of the security in each one of these sessions.

Without prejudice to what is stated above, at ordinary reviews, the Technical Advisory Committee may decide to remove a constituent stock from the IBEX Index when its average capitalization computable in the IBEX Index is lower than 0.30% of the average index capitalization during the control period.

When a security is first listed on the Spanish Stock Exchange Interconnection System and the Technical Advisory Committee determines that it should be included in the IBEX Index, it may decide to include that security in the IBEX Index without having to wait for the necessary requirements to be met during the control period, with the attendant exclusion of another security for reasons of liquidity. Under these circumstances, a minimum requirement of a certain number of completed trading days will be established, which will be at least one-third of those included in the control period, except if the stock has an index computable capitalization among the top twenty in the IBEX Index.

The Technical Advisory Committee will in all instances make the IBEX Index inclusion or exclusion decisions it deems appropriate with respect to any security, with consideration for special circumstances not described above.

Formula for Calculation of the Index

The formula used in the calculation of the IBEX Index value is:

where:

t = time when the IBEX Index is calculated;

i = company included in the IBEX Index;

Si = number of computable shares of company i for calculating the value of the IBEX Index;

Pi = price of the shares of company i included in the IBEX Index at time (t);

Capi = capitalization of company i included in the IBEX Index, which is calculated as Si times Pi;

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	=	aggregate capitalization of all companies included in the IBEX Index; and
J	=	amount used to adjust the value of the IBEX Index due to capital increases, etc. (the “(J) adjustment”).

The (J) adjustment represents the capitalization adjustment required to assure IBEX Index continuity and is introduced in connection with certain corporate events defined under “— Adjustments for transactions affecting the securities in the IBEX Index” below, as well as in ordinary, follow up and extraordinary rebalancings of the IBEX Index. The function of the (J) adjustment is to assure that the IBEX Index value is not altered by such corporate events. The value of the (J) adjustment reflects the capitalization difference of the IBEX Index before and after the adjustment.

Price

As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System. Nonetheless:

●the closing price of the securities will be the price established in the regulations for trading on the Spanish Stock Exchange Interconnection System; and

●where a security is suspended from trading for whatever reason (e.g., a takeover bid), the valid price to be used for the calculation of the IBEX Index will be the price at which the last transaction was made prior to the suspension of the security in question. Following the close of the market, the closing price will be calculated in accordance with the preceding bullet.

In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a solution different from those indicated above, bearing in mind the relevant circumstances of each case.

Number of shares

In general, the number of each company’s shares used for calculation of the IBEX Index value will depend on its free float. This number will vary whenever corporate events take place involving the securities in the IBEX Index, assuming compliance with “— Adjustments for transactions affecting the securities in the IBEX Index” below. These adjustments to the IBEX Index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time. This number will be made public and included in the IBEX Index announcements.

The free float will be deemed complementary to block ownership capital. For purposes of calculating block ownership capital, and pursuant to the data which appear in the Registry of the Comisión Nacional del Mercado de Valores (the “CNMV”), direct shareholdings greater than or equal to 3% of the share capital will be taken into account:

The Technical Advisory Committee will take these data into account even when the owner appearing in the Registry is a nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 3% of capital.

The Technical Advisory Committee will also take into account:

●the relevant facts that have been officially notified to the CNMV before the end of the control period of every ordinary review, follow-up review or extraordinary review, as the case may be, and that affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee; and

●any other circumstance in the composition of the shareholding registered at the CNMV that has any influence over the efficient replication of the IBEX Index, taking into account, as the case might be, the indirect shareholdings declared.

The number of each company’s shares used for calculation of the IBEX Index will be adjusted by a free float factor as shown in the following table:

Free Float Factor to be applied according to the Free Float Band
Free Float Band	Free Float Factor
Less than or equal to 10%	10%
Greater than 10% but less than or equal to 20%	20%
Greater than 20% but less than or equal to 30%	40%
Greater than 30% but less than or equal to 40%	60%
Greater than 40% but less than or equal to 50%	80%
Greater than 50%	100%

Changes to each company’s free float will be updated as follows:

●at the ordinary reviews of the Technical Advisory Committee; and

●at the follow-up meetings, only if the new free float corresponding to the stock has changed in at least two tranches above or below the current factor at the time of the review, according to the table above.

Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may, at any time, change the free float factor of a stock, with prior notification.

Additionally, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may use a number less than the number of the issued shares to calculate the value of the IBEX Index, bearing in mind criteria such as a significant dispersion of trading on more than one market, liquidity or any other criterion it deems appropriate, which will be published sufficiently in advance.

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There is a maximum weighting of 20% allowed for each component at the IBEX Index reviews. In the case that any constituent’s weight rises significantly between reviews and exceeds the 20% limit, the Manager may propose that the Technical Advisory Committee perform an adjustment to the IBEX Index to reestablish a maximum weight of 20%. These adjustments to the individual weights shall be effective the same day on which the ordinary reviews are effective.

Adjustments for transactions affecting the securities in the IBEX Index

The aim of the adjustments to the IBEX Index is to ensure, to the extent possible and in a simple manner, that the IBEX Index reflects the performance of a portfolio composed of the shares that make up the IBEX Index.

The adjustments to the IBEX Index, carried out by the Manager, are:

●calculated on their corresponding date depending on their nature,

●introduced once the market is closed and at the closing price of each security,

●effective as of the start of trading the next trading day,

so as to ensure that the value of the IBEX Index is not altered in any way.

Should a transaction take place with one or more securities in the IBEX Index that requires an adjustment not contemplated within the technical regulations for the composition and calculation of the IBEX Index, or should the adjustment described below not be consistent with the purpose of the IBEX Index, the Manager may propose to the Technical Advisory Committee that a new adjustment be made or any other action that is consistent with the purpose of the IBEX Index.

Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments

Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments will not be adjusted in the IBEX Index. These are deemed to be (a) the beginning of a periodic and recurring payment, (b) the change of a periodic and recurring dividend payment for another item of the same nature and (c) the periodic and recurring charging of shareholder remuneration against equity accounts.

Capital increases

The IBEX Index will be adjusted whenever one of the companies included in the IBEX Index carries out a capital increase with preferential subscription rights. These adjustments will be effective from the day on which the shares begin to trade ex-subscription right on the Spanish Stock Exchange Interconnection System. On that date, and for purposes of the IBEX Index calculation, the number of shares in that company will be increased on the assumption that the increase is going to be totally subscribed and, simultaneously, the (J) adjustment described in “— Calculation of the IBEX Index” above will be introduced.

Increases in company capital where, as a result of the kind of transaction involved, the general shareholders’ meeting decides to eliminate preferential subscription rights will not result in an adjustment to IBEX Index at the time of the capital increase. Instead, the shares issued and admitted to trading will be included in the IBEX Index every three months, coinciding with the ordinary and follow-up reviews of the IBEX Index composition.

Notwithstanding the foregoing, where, as a result of such capital increases, the new shares admitted account for more than 10% of the total number of company shares used to calculate the value of the IBEX Index, such shares will be included in the IBEX Index at the time they are admitted to the Spanish Stock Exchange Interconnection System, and the (J) adjustment will be made for the amount of the capital increase.

Additionally, every three months, and at the same time as the ordinary and follow-up reviews of the IBEX Index composition, an adjustment will be made for the differences between the number of shares included in the IBEX Index of companies which carried out capital increases during the control period and the number of shares actually subscribed in such capital increases.

Reductions of capital and other equity accounts

The IBEX Index is not adjusted when a company included therein reduces its capital by cancelling shares on the day the shares are excluded from the Spanish Stock Exchange Interconnection System. Nonetheless, every three months, coinciding with the ordinary and follow up reviews of the IBEX Index, the number of shares of the company will be reduced and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

Without prejudice to the foregoing, the cancellation of shares of a company as a consequence of capital reductions , if the number of shares cancelled account for more than 10% of the total number of company shares used to calculate the value of the IBEX Index, shall be adjusted in the IBEX Index at the time they are excluded from the Spanish Stock Exchange Interconnection System, and the (J) adjustment will be made for the amount of the capital reduction.

The IBEX Index will be adjusted whenever any company included in the IBEX Index reduces its share premium reserve or other equivalent equity accounts, with a distribution of the amount of the reduction to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend. These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of IBEX Index calculation, the amount will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

Issue of convertible or exchangeable financial instruments

The IBEX Index is not adjusted as a consequence of the issue of financial instruments that are convertible or exchangeable on the issue date. Nonetheless, every six months, coinciding with the ordinary review of the IBEX Index, those shares converted or exchanged by the holders of those instruments during the previous six months will be included.

If, as a result of an issue of convertible or exchangeable instruments or of a conversion into shares of an issue of convertible or exchangeable instruments, a substantial alteration in the listed price or number of issued shares should occur, the Manager may propose the corresponding adjustment in the price or number of shares to the Technical Advisory Committee before the following ordinary review of the IBEX Index takes place.

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Variation in the par value

The IBEX Index will be adjusted whenever a company included in the IBEX Index reduces the par value of its shares and distributes the resulting amount to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend. These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of the IBEX Index calculation, the amount of the reduction will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a share split or a regrouping of shares by altering the par value of its shares. These adjustments will be effective on the day the transaction is reflected in the Spanish Stock Exchange Interconnection System, applying, where appropriate, the relevant (J) adjustment.

Mergers and acquisitions

In the event of mergers and acquisitions in which the acquiring company is included in the IBEX Index and the acquired company is not, the IBEX Index will be adjusted considering the transaction, where applicable, as a capital increase according to “— Capital increases” above.

Where the acquiring company is not included in the IBEX Index and the acquired company is, unless otherwise decided by the Technical Advisory Committee, the IBEX Index will be adjusted on the date of the acquisition by modifying the aggregate capitalization of all companies included in the IBEX Index described under “— Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the capitalization of the next most liquid security in the opinion of the Technical Advisory Committee.

Where both companies, the acquiring and the acquired, are included in the IBEX Index, the IBEX Index will be adjusted on the date of the acquisition as described under “—Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the next most liquid security in the opinion of the Technical Advisory Committee.

In those cases where the acquiring company trades significantly on more than one market, including the Spanish Stock Exchange Interconnection System, the capitalization of the merged company for purposes of its weighting in the IBEX Index will be calculated initially by the relative value of the public offer over the total capitalization of the resulting company and, after a period of control, the Technical Advisory Committee may establish another criterion that guarantees sufficient efficiency in the replication of the IBEX Index.

Without prejudice to the foregoing, if as a result of a merger or acquisition involving companies of which one is part of the IBEX Index, the resulting company is quoted on the Spanish Stock Exchange Interconnection System and meets all requirements necessary for inclusion in the IBEX Index, the Manager may propose the company’s inclusion in the IBEX Index to the Technical Advisory Committee.

Segregation of equity or spin-off of companies with shareholder remuneration

The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a segregation of equity or spins off a company with shareholder remuneration. These adjustments will be effective from the day on which the operation is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the IBEX Index, the amount of this operation will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.

If, as a result of a segregation of equity or company spin-off, it is not possible to establish the impact on the share price in order to make the corresponding (J) adjustment, the IBEX Index will be adjusted on the date of the operation. This adjustment will consist of the temporary exclusion of that company from the IBEX Index. Once the first day of trading after a segregation of equity or company spin-off has concluded, the Technical Advisory Committee may, as appropriate, once again include the company at its closing price.

Without prejudice to the foregoing, if as a result of an equity segregation or company spin-off, the company no longer meets the necessary requirements for inclusion in the IBEX Index, the Manager may propose the company’s exclusion to the Technical Advisory Committee.

Take Over Bid

In the event of a take over bid launched on the totality of the shares of the social capital of a company included in the IBEX Index, the affected security shall be excluded, once the official outcome of the offer has been officially published, if the acceptance level is at least 90%.

The IBEX Index shall be adjusted excluding the capitalisation of the security affected by the offer. The IBEX Index shall be temporarily composed by 34 stocks.

The Technical Advisory shall decide to replace it including the next most liquid security in the opinion of the Technical Advisory Committee.

In case the outcome of the 0ffer is below the metioned threshold, the Technical Advisory Committee shall take a decision on a change in the free float factor applicable to the affected security considering the acceptation level of the offer.

In the case of a public exclusion offer, where the affected security is included in the IBEX Index, and in order to ensure the replicability of the IBEX Index, the affected security will be excluded from the IBEX Index. The IBEX Index will be adjusted after the close of trading of the last day of the offer acceptance period, excluding the capitalization of the affected security.

The Technical Advisory Committee shall make public the IBEX Index inclusion or exclusion decisions with respect to any security affected by a tender offer, as well as the effective dates, which will be communicated well in advance.

Company resolution or bankrupcy

The Index shall be adjusted whenever a company incuded therein is suspended from trading after a bankrupcy declaration or its disolution or resolution, with no economic compensation to the shareholders, which will be preceeded by the correspondent notice from the Technical Advisory Committee.

On the effective date of the adjustment, and for index calculation purposes, the technical price for the exclusion of the stock of the index will be zero.

Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments.

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Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments will be adjusted by the amount of the dividend or remuneration considered exceptional and non-periodic. These adjustments will be effective from the day on which the transaction is reflected in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the IBEX Index, the amount of this transaction will be discounted and, simultaneously, the (J) adjustment will be entered for the amount of the reduction.

BOLSAS Y MERCADOS ESPAÑOLES (“BME”) DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE IBEX 35® INDEX Index OR ANY DATA INCLUDED THEREIN BME SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BME MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE IBEX 35® INDEX OR ANY DATA INCLUDED THEREIN. BME MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE IBEX 35® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BME HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“IBEX 35®” is a registered trademark of Sociedad de Bolsas, S.A. The securities are not sponsored, endorsed, sold or promoted by BME or Sociedad de Bolsas, and neither BME nor Sociedad de Bolsas makes representation regarding the advisability of investing in the securities.

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Annex C — The CAC 40® Index

All information contained in this pricing supplement regarding the CAC 40® Index (the “CAC Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information. This information reflects the policies of, and is subject to change by Euronext N.V. (“Euronext”). Euronext has no obligation to continue to publish, and may discontinue publication of, the CAC Index.

The CAC Index is reported by Bloomberg L.P. under the ticker symbol “CAC:IND”

The CAC Index is an index calculated, published and disseminated by Euronext. The Conseil Scientifique is an independent supervisor of the CAC Index (the "Independent Supervisor"). The CAC 40® Index is a free float market capitalization weighted index that reflects the performance of the 40 largest and most actively traded shares listed on Euronext Paris. Euronext acts as a supervisor of the CAC Index and is responsible for setting the rules and the periodical selection.

Selection

The universe of the CAC Index is defined as companies that have been admitted to listing on Euronext Paris’ regulated market.

The CAC Index consists of:

●Companies with Euronext Paris as its market of reference; and

●Companies with a market of reference other than Euronext Paris that may continue to be included in the CAC 40 family as long as they qualify based on:

(1)The significant presence (relative to the size of the group) of business assets and/or head-office activities in France and/or employment of significant numbers of staff in France; or

(2)Significant trading volumes on related derivative instruments in Paris; or

(3)The fact that the company was included in the CAC family on 1 January 2014 in so far (1) and/or (2) are still applicable.

If a company changes its market of reference to a market of reference other than Euronext Paris as a result of a merger or similar situation, the company will continue to be eligible for the CAC family. At each annual review, the Supervisor retains the right to decide on the eligibility of the new entity based on the criteria stipulated in (1) or (2) above.

A company changing the market of reference for other reasons may be removed from the CAC family at the annual review regardless of the criteria stipulated in (1) or (2) above.

The shares of the following companies are excluded from the CAC Index:

●Holding companies of companies admitted to listing on Euronext Paris;

●Companies whose shares are allocated to the Recovery Box or Penalty Bench;

The constituents of the CAC Index are not required to fulfil a minimum free float criterion.

Companies are selected based on a combination of two rankings:

●The value of regulated turnover observed over a 12-month period; and

●The free float adjusted market capitalization on the date on which, after the market close, relevant data are gathered that will serve as basis for the periodical review of the CAC Index (the “Review Cut-Off Date”).

In case of equal combined ranking the preference is for the company with higher free float adjusted market capitalisation.

As only one listing – the most active one - is permitted per company, the listing representing the company’s ordinary shares is generally used.

At the annual review the shares of a company must have a free float adjusted annual trading velocity of at least 20%. In other words, their Regulated Trading Volume should represent at least 20% of the for free float adjusted total number of shares issued by the company listed on Euronext Paris, calculated over the course of the full 12-month period relevant for the review. Velocity is calculated on a daily basis by dividing the number of shares traded by the number of shares listed. These daily figures are added up to calculate the annual velocity. At quarterly reviews the minimum free float adjusted velocity is 30%, while for current constituents a minimum of 10% is required.

The free float percentage that is used in the velocity calculation is based on the free float relevant on the Review Cut-Off Date. However, the free float percentage used in the velocity calculation shall always be at least 25%.

In order to preserve a tradable constitution of CAC, Euronext performs an extensive liquidity analysis. This analysis mainly consists of the trading volume relative to the available share capital observed over the preceding year as well as the last quarter.

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The CAC Index is designed to reflect the general trends in the trading of shares listed on Euronext Paris. Changes are made on a quarterly basis and reflect the changes in size and turnover of the companies. Euronext and Conseil Scientifique may exceptionally decide to deviate from the outcome of the rankings if this is in the interest of the users of the CAC Index. Guiding principles for such decision are tradability of the CAC Index, minimising CAC Index turnover and representativeness.

At reviews Euronext will propose to the Conseil Scientifique selections and changes to the CAC Index based on a combination of the rankings on free float adjusted market capitalization and turnover. The CAC 40 index consists of the 40 highest ranking companies. The 35 highest ranking companies are selected. A buffer zone, where current constituents have priority over companies that currently do not form part of the CAC 40 consists of the companies ranked 36th to 45th.

The Review Cut-Off Date is after the market close of the last Friday of August, February, May and November (for the quarterly reviews).

The review effective date, which is the date on which, after the market close, the changes relating to the periodical review are being effectuated in the CAC Index portfolio, is after the market close of the third Friday of September (the annual review), March, June and December (quarterly reviews).

At annual reviews, the number of shares included in the CAC Index will be updated with the number of shares listed on the Review Cut-Off Date, taking into account adjustments due to corporate actions as described below.

The free float factor of a company included in the CAC Index will be updated to the free float factor on the Review Cut-Off Date.

At quarterly reviews, the Number of Shares of a company included in the CAC Index will be updated to number of shares listed on the Review Cut-Off Date if the free float factor on the Review Cut-Off date deviates by 2 or more bands (>=10%) from the free float factor currently applied in the CAC Index and/or if the number of shares listed on the Review Cut-Off Date deviates by more than 20% from the current number of shares included in the CAC Index.

For Companies, if any, to be added to the CAC Index the number of shares will be the number of shares listed on the Review Cut-Off Date. The number of shares will be applied for all indices within the CAC Index.

The free float factor of a company included in the CAC Index will be updated to free float factor on the Review Cut-Off Date if the free float factor on the Review Cut-Off date deviates by 2 or more bands (>=10%) from the free float factor currently applied in the CAC Index and/or if the number of shares listed on the Review Cut-Off Date deviates by more than 20% from the current number of shares included in the CAC Index.

For Companies, if any, to be added to the CAC Index the free float factor will be the free float factor on the Review Cut-Off Date. This free float factor will be applied for all indices within the CAC Index.

For companies, if any, to be added to the CAC Index, a Capping Factor is calculated based on the Review Weighting Announcement Date such that the companies have a maximum weight of 15%.

In the case where the free float adjusted number of shares changes for companies with a capping factor less than 1, Euronext will recalculate the capping factor such that the capped free float adjusted number of shares remains unchanged at the quarterly review.

Corporate Actions

The CAC Index may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the CAC Index continues to reflect as closely as possible the value of the underlying portfolio.

Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the CAC Index.

A constituent will be removed from the CAC Index if it has appeared that the liquid trading will be significantly affected due to a takeover, merger, bankruptcy or has ceased to be a viable constituent as defined by the rules. The constituent in question will either be removed or will be replaced by the acquiring company. If a company is removed from the CAC Index, the divisor will be adapted to maintain the CAC Index level.

A company removed from the CAC Index following an acquisition in cash will be removed using the last known traded price. In case the company is suspended on the day of removal the price of the offer will be used. In the event of a merger, acquisition or similar situation where the bid is made in the form of shares, the constituent will be replaced by the newly formed company, provided that the offer is unconditional and such company will be included in the CAC Index and complies with continuous eligibility criteria as defined in the selection section, if applicable. The replacement will take place in line with the schedule of the transaction. The replacement of the shares of the CAC Index constituent by the shares of the newly formed company will be executed on the basis of the bid ratio.

In case the company will not be included in the CAC Index or does not comply with the continuous eligibility criteria as defined in the selection section while the bid has become unconditional, the target company will be removed from the CAC Index. The removal will take place with effect after the close of the second full business day following the offer becoming unconditional.

In case a of a mixed bid of cash and shares Euronext will treat the bid as a share bid if the share part amounts to at least 75% of the offer price, on the day of the publication of the terms of the offer. The replacement of the shares of the CAC Index constituent by the shares of the company that continues to be traded will be executed on the basis of the bid ratio. The divisor will be adapted only for the cash part of the offer price.

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Euronext reserves the right to apply a specific treatment in non-standard situations. This includes (but is not limited to) competing bids with differing closing dates or structures and takeovers in which a company as result of the transaction lacks any meaningful assets (as determined by Euronext in its sole discretion), whether effected by way of a direct acquisition by the issuer or a subsidiary, an acquisition by a new holding company of the issuer, a legal merger, demerger or otherwise, of a business, a company or assets which in substance results in a fundamental change in the business. A separate announcement detailing the specific treatment will be issued timely to the market.

A separate announcement detailing the specific treatment will be issued timely to the market.

If a constituent is suspended, Euronext will consider whether the constituent should be removed or not within five full business days. If it is decided to maintain the constituent a further reassessment date will be set. Euronext reserves the right to take action before that date if new developments give reason to do so.

In case a constituent is removed following suspension, it will be removed from the CAC Index as soon as possible and on a day announced by Euronext. The company will be removed from the CAC Index after the close of the markets assuming a price of zero unless Euronext sets a different price, where possible supported by an objective source.

If it has been announced that a constituent will be delisted from Euronext, it will be removed from the CAC Index as soon as possible and on a day announced by Euronext. The company will be removed from the CAC Index based on either the last known price established during regular daytime trading or on a price determined by Euronext, whereby the company may also be removed at a price of zero.

Removing assuming a price of zero implies no divisor change because of the removal. If another price is set, the divisor will change based on the removal of the value of that company from the CAC Index portfolio when applying that price.

In the event that the trading in shares is suspended, the last known price established during regular daytime trading will be used.

In the event that a company included in the CAC Index is split up, the companies resulting from the split, including the original company where appropriate will continue to be included in the CAC Index providing they still qualify as an eligible company in their own rights. The CAC Index may then temporarily consist of fewer than, or more than its standard number of constituents until the next periodical review takes place.

For the purposes of these rules a split up is taken to mean a legal demerger, a spin-off or another situation which Euronext deems to be similar.

In case the shareholder of the company which was originally included in the CAC Index does not automatically receive shares in a company which is created as a result of the split up, this company is considered to be a newly listed company.

The removal of any non-qualifying company resulting from a split up will take place after the close of the first day of trading in the shares of that company. If all companies resulting from the split are to be removed, the removal will take place at the close of the last trading day before the split.

Newly listed companies are considered for inclusion in the CAC Index at the time of the periodical index review.

The CAC Index will be adjusted for dividends that are special.

The following criteria will be applied to decide whether a dividend should be considered a special dividend:

●The declaration of a company of a dividend additional to those dividends declared as part of the company’s normal results and dividend reporting cycle; merely an adjustment to the timing of the declaration of a company's expected dividend would not be considered as a special dividend circumstance; or

●The identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

For the purpose of clarification, no adjustment will be made for the following situations:

●Payment of ordinary dividends, irrespective of how they are financed;

●Issue of redeemable shares or any other entitlement in lieu of an ordinary dividend; or

●Unexpected increase or decrease, resumption or cessation, or change in frequency to an ordinary dividend.

The adjustment of the CAC Index takes place by a reduction of the closing price of the share in question. Subsequently the divisor will be adapted in order to maintain the index level. The adjustments will be based on gross amounts.

If less than 2 shares are added for every share that is currently held and if the new shares are fungible with the existing line of shares (e.g. no dividend disadvantage), the new shares are added to the CAC Index on the ex-date. The divisor will be adapted in such a way that the level of the CAC Index remains the same.

The CAC Index will only be adjusted if the rights represent a positive value on the close before the ex-date.

The CAC Index will also be adjusted if a value can be attributed to a subscription right for convertible bonds, bonds with warrants or warrants with preferential rights for shareholders or similar situations. If the value cannot be attributed straightforward, Euronext may

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also decide to include the detached instrument for one day and adjust the CAC Index at the close based on the closing price for that subscription right on that day.

For bonus issues the number of shares included in the index will be adjusted in accordance with the ratio of the bonus issue.

In case a bonus issue is regarded as an entitlement in lieu of an ordinary dividend it will be treated as an ordinary dividend. In between the reviews the number of shares included in the CAC Index and free float factors will remain unchanged.

For partial tender offers, Euronext will adjust the divisor of the CAC Index if the premium represents more than 5% of the share price of the close on the penultimate trading day before the ex-date (the day prior to the last day before the ex-day). The premium is calculated as the difference between the offered price and the closing price, multiplied by the percentage of the share capital targeted in the offer.

Calculation

The CAC Index is calculated on a price return basis. The calculation is based on the current free float (as defined below) market capitalization divided by the divisor. The divisor was determined on the initial capitalization base of the CAC Index and the base level. The divisor is adapted as a result of corporate actions and composition changes.

The free float factor is the percentage representing all listed securities of the selected line of the relevant company eligible for index inclusion, minus any shareholdings that are considered non-free float. The free float factor is based on public information available on the Review Cut-Off Date. The free float factor will be rounded to the nearest 5%.

Share prices that are quoted in other currencies than the Base Currency will be converted to the Base Currency using the last known exchange rate observed on Reuters. Closing prices will be converted based on the most recent WM/Reuters spot rates, which are published each business day around 17:00 CET.

The CAC Index is calculated according to the below formula:

where:

“t” is the time of calculation;

“N” is the number of constituent equities in the CAC Index;

“Qi,t” is the number of shares of equity i included in the CAC Index on day t;

“Fi,t” is the free float factor of equity i;

“fi,t” is the capping factor of equity i;

“Ci,t” is the price of equity i on t;

“Xi,t” is the current exchange rate on t; and

“dt” is the divisor of the CAC Index on day t.

The base date for the CAC Index is December 31, 1987 and the base market capitalization was 1,000.

EURONEXT N.V. DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CAC 40® INDEX OR ANY DATA INCLUDED THEREIN AND EURONEXT N.V. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. EURONEXT N.V. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF CAC 40® INDEX, THE REFERENCE INDEX OR ANY DATA INCLUDED THEREIN. EURONEXT N.V MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO CAC 40® INDEX, THE REFERENCE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EURONEXT N.V. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“CAC 40®” is a registered trademark of Euronext N.V. The securities are not sponsored, endorsed, sold or promoted by Euronext N.V., and Euronext N.V. makes no representation regarding the advisability of investing in the securities.